    Exhibit 10.23
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”) is effective as of the 5th day of August, 2020 (the “Effective Date”), by and between FirstSun Capital Bancorp, a Delaware corporation (the “Company”), including its affiliate Sunflower Bank, N.A., a Colorado corporation (the “Bank”) (together, the “Employer”) and the undersigned executive (“Executive”). Executive and the Employer agree as follows:
1.Change in Control Severance Benefits.
(a)If, within one (1) year following a Change in Control, the Employer terminates Executive’s employment without Cause or Executive resigns employment with the Employer for Good Reason (the date of such termination being referred to as the “Termination Date”), the Employer shall pay or provide (or cause to be paid or provided) to Executive the following:
(i)    all unpaid compensation (other than bonuses) that has accrued through the Termination Date, which shall be paid in a single lump-sum cash payment no later than thirty (30) days following the Termination Date;
(ii)    any unused vacation/paid time-off that has accrued through the Termination Date, computed on a daily basis, which shall be paid in a single lump-sum cash payment no later than thirty (30) days following the Termination Date or such earlier date as required by law;
(iii)    any benefits to which Executive may be entitled pursuant to the Employer’s benefit plans, payable as provided therein;
(iv)    any unpaid cash bonus payments earned and payable with respect to any bonus period ending prior to the Termination Date, which shall be payable at the time that such payment would normally be made under the applicable bonus plan or arrangement;
(v)    severance compensation (“Severance”) in a total amount equal to twelve (12) months of base salary and annual bonus (at Executive’s then-current base salary rate and targeted annual bonus for the year of termination (disregarding any reduction constituting Good Reason)), plus an amount equal to twelve (12) multiplied by the Employer’s monthly COBRA premium in effect as of the Termination Date for the level of coverage in effect for Executive under the Employer’s group health plan, which total amount shall be paid in a lump sum within sixty-five (65) days after the date of such termination, provided that within such sixty-five (65) day period the Release described in this Section becomes effective and irrevocable; and, provided further, that if such sixty-five (65) day period begins in one calendar year and ends in the next calendar year, such lump sum shall be paid on the first payroll date of the Employer in such next calendar year in compliance with Code Section 409A;
(vi)    full vesting of any unvested portion of the outstanding options or other equity-based awards in the Employer or its affiliates in accordance with the terms of the applicable award agreement; and
(vii)    for such period as may be necessary to ensure that Executive is indemnified for Executive’s acts (or failures to act) while employed by or in the service of the Employer, indemnification to the fullest extent permitted by applicable law, and coverage by the policies of directors and officers liability insurance covering directors and officers of the Employer (including any tail policy obtained in connection with the Change in Control transaction), in accordance with their terms.

(b)    Executive shall not receive the Severance payments and accelerated vesting under subsections (a)(v) and (vi) above unless (i) prior thereto, Executive executes and does not revoke a general and full release of all employment-related claims that Executive has or may have against the Employer and its subsidiaries or affiliates (except applicable entitlement to benefits specified under this Section 1), in such form as shall be satisfactory to the Employer, in the Employer’s sole discretion; and (ii) Executive complies with all of his or her obligations under this Agreement and any other written agreement between Executive and the Employer.
2.Golden Parachute Excise Tax.
(a)Notwithstanding any other provision of this Agreement, in the event that any portion of Severance or any other payment or benefit received or to be received by Executive in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Employer occurring following the Commencement Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced.
(b)All determinations required to be made under this Section 2 shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Employer (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Employer absent manifest error. All reasonable fees and expenses of Tax Counsel shall be borne equally by the Employer and Executive. Prior to any reduction in Executive’s Total Benefits pursuant to this Section 2, Tax Counsel shall provide Executive and the Employer with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) Severance, (ii) any other portion of the Total Benefits that are not subject to Section 409A (other than Total Benefits resulting from any accelerated vesting of equity awards), (iii) Total Benefits that are subject to Section 409A in reverse order of payment, and (iv) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits, net of all federal, state and local taxes imposed on Executive with respect thereto.
3.Section 409A.
(a)The intent of the Employer and Executive is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted so as to be in compliance therewith.
(b)If any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treas. Reg. Section 1.409A–1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Code Section 409A), any such amounts will not be paid until after the first business day of the seventh (7th) month after Executive’s separation from service, at which time Executive shall be paid a lump sum payment in cash equal to any payments so delayed, together with interest on such payments for the period of delay at a rate not less than the average prime rate as quoted by the Employer. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.
4.Definitions. The following terms shall have the meanings set forth below. In the event Executive is subject to any other written agreement between Executive and the Employer, defined terms in such agreement shall control for purposes of this Agreement.
“Business Opportunities” shall mean any specialized information or plans of the Employer or its affiliates not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether the Employer or its affiliate has contacted or communicated with such Person.

“Business Relation” shall mean any Person other than the Employer who, at any time during Executive’s term of employment with the Employer, was a Person (a) who is or was a customer of the Employer, or (b) who had entered into any contract or other arrangement with the Employer for the provision of services or the sale of products, (c) to whom the Employer had furnished a written proposal for the performance of services or the sale of products, or (d) with whom the Employer entered or agreed to enter into any other business relationship, such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

“Cause” occurs if Executive is terminated for any of the following reasons: (a) falsification of any employment or the Employer records; (b) negligent, reckless or knowing improper disclosure of the Employer’s confidential or proprietary information; (c) theft, dishonesty or any other similar action by Executive, which in each case has a material detrimental effect on the Employer’s reputation or business; (d) willful misconduct or failure by Executive to abide by the material policies of the Employer (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Employer to Executive of, and a reasonable opportunity to cure, such misconduct or failure; (e) Executive’s failure or inability to perform any assigned duties after written notice from the Employer to Executive of, and a reasonable opportunity to cure, such failure or inability, provided such assigned duties are consistent with Executive’s position with the Employer; (f) Executive’s conviction (including any plea of guilty or no contest) for any criminal act that impairs Executive’s ability to perform Executive’s duties; or (g) Executive’s arrest for a felony involving violence, or conviction of a crime involving fraud, deceit, or perjury.

“Change in Control” means the first (and only the first) to occur of any transaction or series of transactions in which one or more independent third parties acquire (whether by merger, consolidation, sale, transfer or exchange of the capital stock of the Company):
(a)    capital stock of the Company possessing the voting power to elect a majority of the directors serving on the board of directors of the Company,
(b)    over fifty percent (50%) of the issued and outstanding shares of capital stock of the Company, or
(c)    all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis);

provided, however, that a “Change of Control” must also qualify as a “change in the ownership or effective control” (within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury Regulations promulgated thereunder) of the Company, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury Regulations promulgated thereunder) of the Company; and provided further, that a Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least fifty percent (50%) of the outstanding voting securities of the successor company immediately after the transaction; (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor company, or indebtedness of the Company is cancelled or converted, or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; or (iv) a transaction undertaken for the principal purpose of an internal reorganization.
“Code” means the Internal Revenue Code of 1986 and the regulations and guidance issued thereunder, as amended.
“Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s or its affiliates’ “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to the Employer or its affiliates and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities, the details of this Agreement, the Employer’s or its affiliates’ business plans and financial statements and projections, information as to the capabilities of the Employer’s or its affiliates’ employees, their respective salaries and benefits and any other terms of their employment, the costs of the services the Employer or its affiliates may offer or provide to the customers it serves, and any list of actual or active prospective customers of the Employer or its affiliates, to the extent such information is material to the Employer or such affiliate and not generally known by or available to the public.
“Good Reason” means the satisfaction of all of the following requirements:
(a)    One or more of the following facts and circumstances exist: (i) without Executive’s consent, the Employer materially diminishes Executive’s then-current base salary, other than a diminution made pursuant to a broad-based, employee-wide salary reduction program adopted by the Board; (ii) without Executive’s consent, the Employer materially and adversely changes Executive’s functions, duties, or responsibilities with the Employer, which material and adverse change would cause Executive’s position to become one of materially lesser responsibility, scope or management authority with respect to the Employer’s business; or (iii) without Executive’s consent, a change in the primary metro area location at which Executive must perform his services by more than fifty (50) miles; or (iv) the Employer materially breaches any material provision of this Agreement; and
(b)    Executive shall have given the Employer written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Employer shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period;
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

“Trade Secret” shall mean the identity and addresses of customers of the Employer or an affiliate and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (a) is valuable and secret (in the sense that it is not generally known by or available to competitors of the Employer or the affiliate) and (b) otherwise qualifies as a “trade secret” under applicable law.
5.Covenants to Protect the Employer’s Business.
(a)    Executive acknowledges that, in the course of employment or service with the Employer, Executive will have access to and learn Confidential Information. Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Employer or its subsidiaries or affiliates, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment or service with the Employer.
Executive agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Employer. Executive agrees that Executive will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work performed by Executive for the Employer. Executive agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Employer to ensure maintenance of the confidentiality of the Confidential Information. Executive agrees in addition to the specific covenants contained herein to comply with all of the Employer’s policies and procedures, as well as all applicable laws, for the protection of Confidential Information.

The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(b)    For a period of twelve (12) months following the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than the Employer, take any of the following actions:

(i)    compete with the Employer or otherwise be employed directly or indirectly in any capacity for, or work as a consultant or independent contractor for any Person which offers any products or services that are substantially similar in nature to the products and services offered by the Employer, or which are intended to substitute for, products or services offered or provided by the Employer during Executive’s term of employment with the Employer (the “Competing Products and

Services”) within any city, county or state in which the Employer has an office or branch or otherwise conducts business;

(ii)    solicit any Business Relation to purchase, or sell or otherwise provide to any Business Relation, any Competing Products and Services;

(iii)    solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, the Employer within the twelve (12) month period immediately preceding any employment, engagement, or solicitation by Executive, or urge any such Person to reduce his or her employment with or provision of services to the Employer; or

(iv)    urge any Person to reduce its business with the Employer or assist any Person with any such reduction; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this subsection (b).

Executive acknowledges and agrees that the restrictions contained in this Section 5 regarding geographical scope, length of term and types of activities restricted are reasonable and shall continue in effect through the entire restricted period regardless of whether Executive is then entitled to receive any further payments or benefits from the Employer. Executive agrees that the restrictions contained in this Section 5 shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties, and that should any restriction, or part thereof, be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other restriction, or part thereof. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Employer and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

The existence of any claim or cause of action by Executive against the Employer, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Employer of said covenants. Executive agrees that a breach of any of the covenants of this Section 5 would cause material and irreparable harm to the Employer that would be difficult or impossible to measure, and that damages or other legal remedies available to the Employer for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he or she breaches any term of this Section 5, the Employer shall be entitled, in addition to other remedies the Employer may have, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

6.    Future Cooperation. Executive covenants and agrees that Executive shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Employer in any investigation and/or threatened or pending litigation (now or in the future) in which the Employer or its subsidiaries or affiliates is a party, and regarding which Executive, by virtue of Executive’s employment or service with the Employer, has knowledge or information relevant to said litigation, including, but not limited to (a) meeting with representatives of the Employer to provide truthful information regarding Executive’s knowledge, (b) acting as the Employer’s representative, and (c) providing, in any jurisdiction in which the Employer requests, truthful testimony relevant to said litigation. The Employer shall compensate Executive for time spent in providing the above cooperation and services at a rate equal to Executive’s annual base salary as of the Termination Date (disregarding any material decrease constituting Good Reason for such termination) divided by 2,080, plus reimbursement for pre-approved reasonable expenses incurred by Executive in connection with such cooperation and service.

7.    Miscellaneous.
(a)    Allocation of Liability. Unless otherwise agreed in writing between the Company and the Bank, all Employer liabilities for payments that become due under this Agreement shall be borne by the Employer entity that employs Executive and on whose payroll Executive is reported.
(b)    Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings by and between the Employer and Executive, whether oral or written, express or implied, with respect to the subject matter of this Agreement. In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.
(c)    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. This Agreement shall not be terminated by any sale, merger or other business combination involving the Company. In the event of any such sale, merger or other business combination, the provisions of this Agreement shall be binding upon the Company’s successor and any references herein to the “Company” shall be read as referring to such successor.
(d)    Taxes. The Employer and its subsidiaries may withhold from any salary and benefits payable under this Agreement all federal, state, local and other taxes or amounts as shall be determined by the Employer or such subsidiary to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.
(e)    No Employment or Service Contract. Executive agrees that nothing in this Agreement is intended to provide Executive with any express or implied right to continue in the employ of the Employer for any period of specific duration or interfere with or otherwise restrict in any way Executive’s rights or the rights of the Employer, which rights are hereby expressly reserved by each, to terminate Executive’s employment at any time for any reason or no reason whatsoever, with or without Cause.
(f)    Clawbacks. All payments under this Agreement will be subject to clawback, recovery, or recoupment, as determined by the Company’s board of directors, in its sole discretion, (i) as provided in the Company’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by the Company from time to time and applicable to all officers of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, (ii) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, federal banking law or other applicable law, (iii) to the extent that the Company’s board of directors determines that Executive has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that Executive has willfully engaged in any activity injurious to the Company or its subsidiaries, or the Participant’s termination with the Company is for Cause, and/or (iv) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies).
(g)    Amendments and Waivers. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized officer of the Company.
(h)    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.
(i)    Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. THE EMPLOYER AND EXECUTIVE HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE EMPLOYER OR EXECUTIVE AGAINST THE OTHER.
(j)    Counterparts. This Agreement may be executed (electronically or paper) in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
IN WITNESS WHEREOF, the Employer, through its duly-authorized representative, and Executive have executed this Agreement as of the date set forth above.

EMPLOYER                        EXECUTIVE

By: /s/ Mollie Carter                    /s/ Jennifer L. Norris

Name: Mollie Carter                    Print: Jennifer L. Norris

Title: CEO